UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

August 14, 2013
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On August 14, 2013, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) applauds the recent recommendation of the National Kidney Foundation (NKF) that all persons age 60 or older receive urine screening for chronic kidney disease (CKD), defined as abnormalities of kidney structure or loss of kidney function over time. This recommendation is an expansion of prior screening guidelines that were based on the presence of diabetes, hypertension and other risk factors not specifically based on age. The NKF's announcement responds to a study by a team of researchers from Johns Hopkins University published in the most recent issue of the American Journal of Kidney Diseases, which found that nearly six in ten Americans (59.1%) will develop at least moderate kidney disease in their lifetimes, more than will develop heart disease, diabetes, or invasive cancer. Pointing to the study, the NKF calls on physicians and patients to practice primary prevention more aggressively, and specifically to add urine albumin testing to annual physical examinations for high-risk groups - those aged 60 or older and with high blood pressure or diabetes - to foster earlier diagnosis of kidney damage. Because CKD is substantially underdiagnosed today, it is associated with high morbidity and mortality and is extremely costly.

LabCorp has developed innovative programs to assist clinicians and patients in diagnosing and treating CKD and other chronic diseases. LabCorp provides patient-specific results based on the leading international clinical practice guidelines for CKD (Kidney Disease: Improving Global Outcomes, or KDIGO®).  LabCorp physicians can easily request that the CKD report be added to any of their usual chemistry profiles (that include serum creatinine) by selecting the additional option: LabCorp CKD Report (910343). These support tools now accompany millions of test results from LabCorp.

Exhibits

99.1	Press Release dated August 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

August 14, 2013